Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc. (formerly Electroblate, Inc.) and Subsidiaries

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 21, 2015, relating to the balance sheets of ThelioPulse, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2013 and for the period from January 5, 2012 (inception) through December 31, 2012, which is contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

December 21, 2015

Santa Monica, California